Exhibit 10.4

                      POWDER SUPPLY REQUIREMENTS AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of December 31, 1996, by and between PRIMEX TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of Virginia, and having its principal office at 10101 Ninth Street North, St. Petersburg, Florida 33716-3807 ("Primex") and OLIN CORPORATION, a corporation duly organized and existing under the laws of Virginia, and having an office at 427 North Shamrock Street, East Alton, Illinois 62024 ("Olin"). (Olin and Primex each being referred to as a "Party" individually and collectively as the "Parties".)

WITNESSETH:

     WHEREAS, Olin has transferred to Primex all or substantially all of the assets related to Olin's Ordnance Division, including its St. Marks, Florida powder manufacturing plant ("St. Marks Plant") in anticipation of the spin-off of Primex to the shareholders of Olin; and,

     WHEREAS, Olin desires to purchase Product(s), as defined below, from Primex to support the business and manufacturing activities of its Winchester Division ("Winchester"); and,

     WHEREAS, Primex desires to sell Winchester such Products; and,

     WHEREAS, the Parties desire to enter into this Agreement for the purchase and sale of Products.

     NOW, THEREFORE, in consideration of the above and the mutual undertakings set forth below, the Parties intending to be legally bound, covenant and agree as follows:

1.   DEFINITIONS:

For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "CONFIDENTIAL INFORMATION" shall mean any and all information disclosed to the receiving Party by a disclosing Party pursuant to this Agreement, in any form such as, but not limited to, visual, oral, written, graphic, electronic or model form, including but not limited to know-how and trade secrets, whether of a business or a technical nature, whether patented or not and whether in the laboratory, pilot plant or commercial plant stage (including drawings, operating conditions, specifications, safety instructions, environmental recommendations, emergency instructions, etc.) owned or controlled by a Party.

     (b) "EFFECTIVE TIME" shall mean such date as may hereafter be determined by Olin's Board of Directors as the date as of which the spin-off of Primex shall be effected.

     (c) "INELIGIBLE OFFERS" shall mean an offer by a third party to sell powder during a period in which a petition has been filed and is pending claiming that (i) said third party has received a "subsidy" as that term is defined in Article 1 of the Agreement on Subsidies and Countervailing Measures of the General Agreement on Tariffs and Trade 1994, with respect to such powder and/or (ii) such powder sold by said third party is being "dumped" as that term is defined in Article 2 of the General Agreement on Tariffs and Trade 1994.

     (d) "PRODUCT(S)" shall mean propellant powder manufactured and/or sold by Primex, including but not limited to St. Marks Powders and Synthesia Powders.

     (e) "REQUIREMENTS" shall mean the total amount of propellant powder used by Winchester in any calendar year in loading ammunition (excluding ammunition loaded by Winchester as the operator of any government owned, contractor operated (GOCO) facility including the Lake City Army Ammunition Plant in Independence, Missouri), excluding all such propellant powder that Winchester purchases from a third party because:

          (i) Primex is unable or unwilling to manufacture propellant powder at its St. Marks, Florida facility and supply such powder within a commercially reasonable time after a request therefor by Olin; or

          (ii) Primex is unable to produce or supply propellant powder because of an occurrence of force majeure, as defined in Section 18 below.

     For the purposes of this subsection 1(e), Primex may supply St. Marks Powder that has safety, handling and performance characteristics substantially equivalent to the powder then offered by a third party to Olin. Primex and Olin shall expeditiously and in good faith resolve differences in opinion on which powders are substantially equivalent and, failing resolution, shall employ the dispute resolution provisions set forth in this Agreement. As a clarification of
subparagraph (i) of subsection 1(e) of this Agreement:   (1) only those powders
which are actually requested by Olin to be made by Primex may be excluded from the Requirements pursuant to this Agreement; (2) specific powders that are specified by the government to be used to manufacture particular rounds of ammunition and which Primex cannot make are excluded from the Requirements pursuant to this Agreement; and (3) powders that are used by any third party in manufacturing ammunition for sale to Winchester are excluded from the Requirements pursuant to this Agreement, unless Winchester supplies any components to such third party for inclusion in such ammunition. Primex shall advise Olin of its willingness and ability to produce and supply any powder within fifteen (15) working days of a request by Olin.

     (f) "SIMILAR PRODUCT" shall mean any propellant powder, sold by Primex (or its agent) to any third party commercial customer anywhere in the world, that is substantially similar or identical to Product offered or sold by Primex to Olin hereunder. (Exhibit A provides guidelines to establish which powders are "substantially similar or identical to".)

     (g) "ST. MARKS POWDER(S)" shall mean propellant powder manufactured by Primex at its St. Marks, Florida powder manufacturing plant, excluding Synthesia Powders.

     (h) "SYNTHESIA POWDER" shall mean propellant powder purchased by Primex from Synthesia a.s., including but not limited to propellant powder distributed by Primex pursuant to that certain "Distribution Agreement, U.S.A., Canada, And Mexico" executed by Synthesia a.s. as of "14 III 96" which was assigned by Olin to Primex.

2.   TERM:

This Agreement shall become effective upon the Effective Time and shall continue to, and including, December 31, 2002 unless it is sooner terminated as provided herein.

3.   PRICING:

     PRICE: The prices for Products purchased by Olin from Primex during the Term of this Agreement shall be established at competitive levels by mutual written agreement by Olin and Primex from time-to-time.

4.   QUANTITY:

     (a) PERCENTAGE OF REQUIREMENTS: During the term of this Agreement, Olin shall purchase from Primex, and Primex shall sell to Olin at least the percent of Olin's Requirements during each calendar year as set forth below, excluding therefrom propellant powder that Olin purchases from a third party because Primex declines to meet the price and other material terms (including commercially reasonable delivery dates) offered by a third party (excluding Ineligible Offers) within five (5) business days after Olin provides Primex with satisfactory evidence of said offer:

          CALENDAR YEAR            PERCENT OF REQUIREMENTS
          1997                     100%
          1998                      90%
          1999                      85%
          2000                      80%
          2001                      75%
          2002                      70%

     For purposes of Section 4, the price at which Primex is deemed to meet the price offered by a third party shall take into account any relevant differences in burning efficiencies between Primex's powder and the powder offered by the third party.

     (b) SYNTHESIA POWDER. No Synthesia Powder requested by Olin to be supplied by Primex shall count towards satisfying Olin's obligation to purchase its Requirements from Primex; provided, however, Primex may waive this restriction upon request by Olin on a case-by-case basis. Notwithstanding any other provision of this Agreement, Olin shall have no obligation to purchase Synthesia Powder hereunder.

     (c) PREFERRED CUSTOMER. Olin shall be Primex's preferred customer of Products. However, nothing in this Agreement is intended to require Primex to sell Products exclusively to Olin, except as may be specifically provided by the Parties following the date first above written with respect to specific New Products, as defined below.

     (d) SUPPLY SCHEDULES. Olin will prepare supply schedules in accordance with Exhibit B, attached hereto.

5.   PRODUCT SPECIFICATIONS:

     Product specifications are identified on Exhibit A, attached hereto and made a part hereof by this reference. Specifications for New Products, as defined below, shall be added to Exhibit A from time-to-time by mutual agreement between the Parties.

6.   NEW PRODUCT DEVELOPMENT:

     The Parties recognize that from time-to-time powders or powder-related products may be developed ("New Products"). Primex agrees to make New Products available to Olin, except to the extent Primex is restricted from doing so by development agreements entered into with unaffiliated third parties. Prior to the initiation of a New Product development effort to be assisted by Olin, the Parties shall agree on each Party's role in the New Product development effort, including, but not limited to, such items as cost sharing, engineering support, product test and the introduction and availability of the New Product to Olin on an exclusive basis, and other customers generally. Pricing for New Products shall be in accordance with Section 3, above.

7.   STORAGE AND INVENTORY:

     Primex shall maintain, at all times during the Term of this Agreement, a sixty (60) calendar day supply ("Safety Stock") of each Product required by Winchester as identified on the Firm Supply Schedule as defined in Exhibit B. The sixty (60) calendar day Safety Stock shall consist of a thirty (30) calendar day inventory of finished Product and the work-in-process to support the Firm Supply Schedule. The sixty (60) calendar day Safety Stock shall be maintained by Primex to insure the continued immediate availability of Product to support Olin's requirements for each Product identified on the Firm Supply Schedule. Olin shall be obligated to take delivery of all Products comprising the Safety Stock in accordance with the Firm Supply Schedule, unless Primex relieves Olin, in writing, of such obligation. During the Term of this Agreement, the Parties may agree to increase or decrease the Safety Stock requirements. The sixty (60) calendar day Safety Stock shall be maintained at Primex's sole cost and expense. Any increases in the Safety Stock requested by Olin, and agreed to by Primex, shall be at Olin's expense.

8.   ACCEPTANCE:

     (a) Acceptance shall occur upon delivery of Product. Primex shall provide Olin with certified test results verifying Product compliance with Product specifications upon delivery. All Products shall be subject to the warranty provisions contained herein.

     (b) Each delivery shall constitute a separate contract and payment therefore shall be made without regard to any other shipments.

9.   PAYMENT:

     Olin shall make full payment to Primex for all shipments within thirty (30) calendar days after delivery of Product to Olin. If a good faith dispute concerning a particular shipment of Product arises, Olin shall promptly notify Primex, in writing, of the dispute and the Parties shall, in good faith, meet to resolve the dispute. Unless otherwise agreed in the context of resolving a dispute, all amounts unpaid by Olin after the thirty (30) day period referenced above shall bear interest at the prime rate beginning on the thirty-first day
(31st) until paid.  The prime rate shall be established on such thirty-first
(31st) day by the published prime rate charged by the Chase Manhattan Bank, New York, New York, or any successor thereto.

10.  CHANGES OF PRODUCT AVAILABILITY:

     (a) Primex shall promptly notify Olin, in writing, in advance of the planned discontinuance or change in any Product or Product line that Olin purchases.

     (b) Olin shall promptly notify Primex of its planned discontinuance or change of any ammunition loaded with the Product, including its intention to load such ammunition with a new or different propellant powder, provided it does not breach an obligation of confidentiality with a third party.

     (c) Upon receipt of another party's notice of planned Product or ammunition discontinuance or change, the Parties shall enter into immediate discussions to mutually agree on a scheduled "phase-out" plan of that particular Product or ammunition. The "phase-out" plan shall take into consideration the minimum disruption to Olin's and Primex's business activities, minimum lot sizes and support of the WINCHESTER[R] brand product lines. In the event the Parties cannot agree on a Product "phase-out" plan, then Primex shall continue to manufacture, make available and sell the Product in minimum lot sizes, to Olin for twenty-four (24) consecutive months after the date of the notice of Product discontinuance or change.

11.  PACKAGING:

     (a) All Products will be packed with care by Primex and delivered in an undamaged condition to the point of delivery.

     (b) Primex may package Products in new or used fibre-pak containers ("Fibre-paks"). Olin agrees to return the Fibre-paks to Primex in full truckload quantities in accordance with the "Conditions for Used Pack Acceptance at St. Marks" set forth in Exhibit C, attached hereto. Primex shall be responsible for Olin's reasonable return freight costs. In consideration of each Fibre-pak returned to Primex in accordance with Exhibit C Primex agrees to pay Olin the greater of: (1) any amount paid by Primex to any third party at any time in the then-current calendar year for the respective size of Fibre-pak, or
(2) the following:

                 (i) Thirty cents ($0.30) for each six and one-half (6.5) gallon Fibre-pak; and

                 (ii) one dollar ($1.00) for each fourteen and one-half (14.5) gallon Fibre-pak.

12.  DELIVERY:

     Title and risk of loss of all Products sold hereunder shall pass to Olin upon delivery to Olin f.o.b., St. Marks, Florida, freight prepaid.

13.  QUALITY REVIEW:

Olin shall have the right, upon reasonable prior notice to Primex and at reasonable times, to send its employees, agents and representatives to visit Primex production facilities and review Primex production and quality-control techniques, for the sole purpose of assuring Olin of the consistent quality of the Product(s) supplied hereunder; PROVIDED, HOWEVER, that nothing in this
Section 13 shall entitle any such employee, agent or representative of Olin to review any confidential or proprietary information of Primex.

14.  WARRANTY:

     (a) Primex warrants to Olin that: (i) for a period of twelve (12) consecutive months after delivery, the Products sold hereunder shall conform to the specifications identified in Exhibit C and be free from defects in material and workmanship, and (ii) Olin will receive good title to all Products sold hereunder, free and clear of any security interest, lien or encumbrance. THE ABOVE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ANY OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     (b) If Products are defective in material or workmanship or fail to meet applicable specification(s), then Primex shall accept return of the defective Products and promptly replace the defective Products with conforming Products at its own cost, including transportation and delivery costs. Primex's obligations hereunder are contingent upon the Product not being subject to misuse or abuse by Olin and Primex's right to reasonable access to Olin's facilities to verify the non-conforming Product.

     (c) Without limiting the obligations identified in Section 15, the Parties agree that Olin's sole and exclusive remedy and Primex's sole and exclusive liability for the delivery of defective Product shall be as identified in this
Section 14 and in Section 19 hereof.

15.  INDEMNIFICATION:

     (a) Primex shall defend, indemnify and hold Olin, its directors, officers, agents, servants and employees harmless from and against any and all liabilities, claims, damages, costs, expenses and judgments (including but not limited to reasonable attorneys' fees and disbursements) which are caused by or alleged to be caused by manufacturing and/or design defects (including strict liability) in the Product(s) purchased hereunder.

     (b) Olin shall defend, indemnify and hold Primex, its directors, officers, agents, servants and employees harmless from and against any and all liabilities, claims, damages, costs, expenses and judgments (including but not limited to reasonable attorneys' fees and disbursements) which (i) are caused by Olin's negligent misuse or improper handling of Product(s), or (ii) result from Olin's manufacturing and/or design defects (including strict liability) in ammunition loaded with non-defective Product purchased hereunder.

     (c) In cases where a third-party lawsuit has been filed alleging, among other things, that the Products purchased by Olin hereunder or ammunition made therefrom failed to meet Product specifications or were defective in material or in some manner contributed to an occurrence giving rise to a claim of personal injury, death or property damage, the Parties agree to cooperate in the defense of the lawsuit. All costs, expenses, attorneys' fees, settlements and/or judgments and other amounts expended in the defense of the lawsuit shall be allocated between the Parties in an equitable manner as determined by the Parties on a case-by-case basis.

16.  LIMITATION OF LIABILITY:

     Except as provided in Section 15 above, in no event shall either Party be liable for special, consequential or incidental damages under this Agreement.

17.  SECRECY:

     (a) SECRECY OBLIGATION: Each of the Parties agrees: (i) to keep confidential the terms of this Agreement, except to the extent required by law; and (ii) to keep confidential and neither disclose to others nor use except as permitted herein any Confidential Information received from the other Party pursuant to the Agreement.

     (b) LIMITS ON DISCLOSURE: The receiving Party shall treat such Confidential Information in the same manner and with the same degree of care as it uses with respect to its own Confidential Information of like nature and shall disclose Confidential Information of the other Party only to its employees who have a need to know it, provided that such employees are bound to respect all secrecy obligations provided for in this Agreement.

     (c) EXCEPTIONS: The obligation set forth in this Section 17(a) above shall not apply with respect to any Confidential Information which:

           (i) PUBLIC KNOWLEDGE: Is generally available to the public or subsequently becomes generally available to the public through no breach by the receiving Party of secrecy obligations under this Agreement or prior agreements between the Parties concerning the Confidential Information; or

          (ii) PRIOR POSSESSION: The receiving Party can establish by competent evidence was in its possession at the time of disclosure and was not acquired in confidence directly or indirectly, from the disclosing Party; or

          (iii) RECEIVED FROM THIRD PARTY: Is received from a third party who is legally free to disclose such Confidential Information and who did not receive such Confidential Information in confidence from the disclosing Party; or

          (iv) APPROVED FOR DISCLOSURE: Is approved in writing for release by the disclosing Party; or

          (v) SUCCESSOR IN INTEREST: Is disclosed to any permitted assignee of the Agreement, provided that such assignee agrees to be bound by the provisions of the Agreement; or

          (vi) INDEPENDENTLY DEVELOPED: Is independently developed by the receiving Party without reference to the Confidential Information received from the disclosing Party.

     (d) PERMITTED DISCLOSURES: The provisions of Section 17(a) notwithstanding, in exercising the rights granted under this Agreement, either Party may disclose Confidential Information to others for purpose of sublicensing (as permitted hereunder), design, engineering, construction or operation of facilities permitted hereunder using Confidential Information; or obtaining or giving consulting services under a license agreement permitted hereunder, provided that any third party, to which such Confidential Information is disclosed shall have first entered into a written secrecy and non-use obligation at least as stringent as that imposed on the Parties pursuant to this Agreement.

     (e) SUBPOENA OR DEMAND: The provisions of Section 17(a) notwithstanding, a Party may disclose Confidential Information pursuant to a subpoena or demand for production of documents in connection with any suit or arbitration proceeding, any administrative procedure or before a governmental or administrative agency or instrumentality thereof or any legislative hearing or other similar proceeding, provided that the receiving Party shall promptly notify the disclosing Party of the subpoena or demand and provided further that in such instances, the Parties use their reasonable best efforts to maintain the confidential nature of the Confidential Information by protective order or other means.

18.  FORCE MAJEURE:

     (a) Neither Party shall be liable to the other for its failure to perform any or all of its obligations hereunder if such failure is caused by strikes, labor troubles, fire, flood, accidents, wars (domestic or foreign), riots, civil commotions, sabotage, acts of God, explosion, embargo, or due to orders or directives of any governmental authority having jurisdiction over the Parties, or for any acts beyond the reasonable control of the affected Party.

     (b) In the event Primex experiences an occurrence of force majeure, impacting its ability to manufacture and/or deliver Products to Olin to meet Winchester's needs, Primex shall immediately notify Olin, in writing, of the event and the anticipated date of the resumption of Product manufacturing and/or delivery activities.

     (c) If Primex is delayed in the resumption of Product manufacturing and/or delivery activities (for any reason OTHER than any official act of the United States Government asserting procurement priority over all or any part of Primex's production facility located in St. Marks, Florida) beyond six (6) months after the initiation of the force majeure event, or if Primex decides for any reason to exit the business of manufacturing, producing and/or delivering St. Marks Powder, Primex shall, at its sole option: (i) grant Olin a limited, royalty-free license to use and sublicense the most current technology and know-how necessary to manufacture St. Marks Powders for delivery solely to Winchester and its distributors and dealers, or (ii) grant a third party a limited, royalty-free license to use the most current technology and know-how necessary to manufacture St. Marks Powders for delivery solely to Winchester and its distributors and dealers.

19.  TERMINATION:

     Either Party shall have the right to terminate this Agreement upon twenty-five (25) calendar days advance written notice to the other Party in the event the other Party breaches a material provision of this Agreement and the breaching Party fails to substantially cure the material breach within a period of time equal to: (i) said 25-day period, plus (ii) the number of calendar days, not to exceed 14, of any shut-down of Primex's St. Marks Powder production facility commencing or ending within said 25-day period. If either Party elects to exercise its right to assign this Agreement pursuant to Section 26 (c) hereto in connection with its merger or consolidation or the sale of all or substantially all its assets related to, in the case of Olin, its business of manufacturing and selling ammunition having a caliber less than 20mm or, in the case of Primex, its business of manufacturing and selling propellant powder and if the resulting, surviving or transferee entity is engaged in or controlled, directly or indirectly, by any person who is engaged in, in the case of an assignment by Primex, the manufacture or sale of ammunition having a caliber less than 20mm or shotshells, and, in the case of an assignment by Olin, the manufacture or sale of propellant powder for ammunition, the assigning Party shall notify the other Party of its election to assign this agreement and the other Party for a period of thirty (30) days after receipt of said notice shall have the right to terminate this Agreement upon providing written notice to the assigning Party and the resulting, surviving or transferee entity.

20.  INDEPENDENT PRICING AND QUANTITY AUDITS:

     During the Term of this Agreement, and any renewal Terms thereof, each Party (the "Auditing Party") shall have the right to appoint an independent third party acceptable to the other Party (the "Audited Party"), to conduct an audit of the relevant records of the Audited Party (including but not limited to: (i) if Primex is the Audited Party, Primex's accounting and sales records, and (ii) if Olin is the Audited Party, Olin's accounting and purchase records) to determine compliance with the agreed to pricing and quantity requirement procedures. The Audited Party agrees to make its records and employees reasonably available to the auditors to promote the efficient and accurate completion of the audit. Any discrepancies discovered by the audit shall be resolved by mutual agreement between the Parties. The Auditing Party shall pay the third party auditor for the audit. The Parties agree that the auditor shall be instructed to keep the Audited Party's information confidential. The auditor shall only report to the Auditing Party: (i) whether or not the Audited Party is in compliance with the agreed to pricing and quantity requirement provisions and, (ii) if the auditor reports that Audited Party is not in compliance with any aspect of the pricing provisions the auditor shall only reveal to the Auditing Party that portion of the Audited Party's information necessary to identify the non-compliance. Under no circumstances shall the auditor disclose:
(i) to Olin the identity of Primex's customers, or (ii) to Primex the identity of Olin's suppliers.

21.  NOTICES:

     All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission (excluding voice mail) with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

     If to Olin:    Olin Corporation
                    Winchester Division
                    427 North Shamrock Street
                    East Alton, IL  62024
                    Attention:     Director,
                       Winchester Operation
                    Fax no.:  (618) 258-2919

     If to Primex:  Primex Technologies, Inc.
                    P.O. Box 222
                    St. Marks, Florida  32355-0222
                    Attention:     Director, St. Marks
                       Operation
                    Fax no.:  (904) 925-2404

                    and

                    10101 Ninth Street North
                    St. Petersburg, FL  33716-3807
                    Attention:     General Counsel
                    Fax no.:  (813) 578-8795

     Either Party may change their address by a notice given to the other Party in the manner set forth above.

22.  CHOICE OF LAW:

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding its choice of law rules.

23.  DISPUTE RESOLUTION:

     In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the General Counsels of the relevant Parties or their designees shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute. If after such reasonable period such General Counsels or their designees are unable to settle such Agreement Dispute (and in any event after 60 days have elapsed from the time the relevant parties began such negotiations), such Agreement Dispute shall be determined, at the request of any relevant party, by arbitration conducted in St. Louis, Missouri before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. 10(a) as in effect on the date hereof), and judgment may be entered by any state or Federal court having jurisdiction thereof in accordance with Section 9.19 hereof. Unless the arbitrator otherwise determines, the pre-trial discovery of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 12, 13, and 13.1 of the Rules of the United States District Court for the Southern District of Illinois shall apply to any arbitration hereunder. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 23, shall be determined by the arbitrator. The arbitrator shall be a retired or former judge of any United States District Court or Court of Appeals or such other qualified person as the relevant parties may agree to designate, PROVIDED such individual has had substantial professional experience with regard to settling commercial disputes. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his award the arbitrator shall allocate, in his discretion, among the parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; PROVIDED, HOWEVER, the arbitrator shall not be entitled to award punitive damages.

24.  CONSENT TO JURISDICTION:

     Without limiting the provisions of Section 23 hereof, each of the parties irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, and (b) the United States District Court for the Southern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of Illinois or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 24. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, or (ii) the United States District Court for the Southern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

25.  GOVERNMENT REQUIREMENTS:

     The Products are on the U.S. Munitions list, and may not be exported from the U.S. without a license from the U.S. Department of State, which license shall indicate the country of ultimate destination of such Products. In addition, U.S. law prohibits the sale, transfer, or other disposition of Products of U.S. origin to certain countries without authorization. Olin shall not resell, divert, transfer, transship, reship or re-export, or use Products on the U.S. Munitions list in or to any country other than that described on the U.S. export license for the Products as the country of ultimate destination, without the prior written approval of the U.S. Department of State.

26.  MISCELLANEOUS:

     (a) AMENDMENTS. The Parties hereto acknowledge and agree that in the interest of time, certain matters of a practical business nature such as minor changes in delivery dates, shipment instructions, small variances in orders and the like may be orally agreed to by the Parties provided that any disputes that arise from such oral agreements shall not constitute breaches of this Agreement.

     (b) SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     (c) ASSIGNABILITY. This Agreement shall be assignable in whole in connection with a merger or consolidation of a Party hereto or the sale of all or substantially all the assets related to Olin's business of manufacturing and selling ammunition having a caliber less than 20mm and shotshells or Primex's business of manufacturing and selling propellant powder so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement. Otherwise this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Prior to any assignment, Olin and Primex shall meet to review the Agreement and make changes and adjustments to the Agreement as both Parties, in good faith, agree are mutually beneficial.

     (d) WAIVERS. The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

     (e) SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     (f) TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     (g) COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits and the pricing agreements referenced in Section 3 above, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit hereto and said pricing agreement, the Exhibit and pricing agreement shall prevail. The terms and conditions of this Agreement shall prevail over any terms or conditions contained on purchase orders, sales acknowledgments, or the like for Products under this Agreement.

     (h) Sections 9, 14, 15, 16, 17, 22, 23, 24 and 25 shall survive the termination of this Agreement.

     (i) EXHIBITS. The Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     (j) THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties hereto and their respective subsidiaries and affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     (j) ATTORNEY FEES. A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Party hereto for and against all out-of-pocket expenses, including, without limitation, legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled hereunder or otherwise.

          IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of each Party as of the day and year first above written.

                                   OLIN CORPORATION

                                   By: /s/Johnnie M. Jackson, Jr.
                                       -------------------------------
                                       Johnnie M. Jackson, Jr.
                                       Vice President, General Counsel and
                                         Secretary


                                   PRIMEX TECHNOLOGIES, INC.

                                   By:  /s/George H. Pain
                                        ---------------------
                                        George H. Pain
                                        Title: Vice President